Exhibit 99.1
Sparton Corporation Announces Appointment of New Chief Executive Officer
(JACKSON, MICHIGAN) — November 10, 2008 — Electronics Manufacturing Service (EMS) provider Sparton Corporation (NYSE:SPA) announces the appointment of Mr. Cary B. Wood as Sparton’s new Chief Executive Officer (CEO).

At its meeting on October 30, 2008, the Board of Directors approved the appointment of Cary B. Wood as the new CEO of Sparton, subject to the negotiation and execution of a formal employment agreement. That agreement was finalized and signed on November 6, 2008. Mr. Wood will assume the position of CEO for Sparton Corporation effective November 24, 2008. Richard L. Langley will retain the position of President.
Mr. Wood joins Sparton Corporation with significant prior experience with accelerated turnaround strategies. His experience includes supply chain initiatives, lean and Six Sigma implementation, market optimization, program margin enhancement and growth strategies that provide the catalyst for improved operational efficiencies. He also has experience in managing and directing a number of situations in which the focus was increasing cash flow, reducing inventory investment and optimizing overall financial strength. With his extensive experience, Sparton anticipates that Mr. Wood will make a significant positive impact on its operations and financial condition.
Mr. Wood has over 20 years of experience in both public and private company settings, and began his career with General Motors. Mr. Wood has held positions of increasing responsibility with, among others, United Technologies, Formica and Elkay Corporation. Since late 2004, Mr. Wood has worked for Citation Corporation as its Chief Operating Officer. Citation is a private company with foundry, machining, and assembly operations. On the topic of “lean” practices he is both a published writer and a featured speaker at industry forums. Mr. Wood holds a B.S. from Purdue University and an M.S. from Lawrence University.

Mr. Brad Smith, Chairman of the Board of Directors commented, “The experience and knowledge that Mr. Wood brings to Sparton is consistent with our overall understanding of the challenges we are facing. With his leadership, we look forward to an acceleration and expansion of the initiatives now underway to return to profitability and to drive cash flow both of which will lead to greater shareholder value. All of us at Sparton are pleased to welcome Mr. Wood as our new CEO.”
About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 108th year, is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Jackson, Michigan, Sparton has six manufacturing locations world-wide. The Company’s Web site may be accessed at http://www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.